Exhibit 99.1
FOR IMMEDIATE RELEASE

April 28, 2016

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports First Quarter Operating Results

DALLAS, TEXAS, April 28, 2016 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $8.3 million for the quarter ended March 31, 2016. In comparison, for the quarter ended December 31, 2015, the Bank reported net income of $14.7 million.

The decrease in net income from quarter to quarter was largely attributable to a negative swing in the aggregate net gains and losses associated with the Bank's derivatives and hedging activities and its trading securities portfolio ($11.3 million), offset by an increase in the Bank's net interest income ($3.0 million) and a decrease in its operating expenses ($2.0 million). The vast majority of the gains and losses associated with the Bank's derivatives and hedging activities and its trading securities portfolio are expected to be transitory.

Total assets at March 31, 2016 were $49.5 billion, compared with $42.1 billion at December 31, 2015. The $7.4 billion increase in total assets for the first quarter was attributable primarily to increases in the Bank's short-term liquidity portfolio ($5.7 billion) and long-term investments ($2.2 billion), offset by a decrease in the Bank's advances ($0.4 billion).

Advances totaled $24.3 billion at March 31, 2016, compared with $24.7 billion at December 31, 2015.

The Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled $3.1 billion at March 31, 2016 as compared to $3.2 billion at December 31, 2015. The Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency and other highly rated debentures and U.S. agency commercial MBS, totaled $12.0 billion at March 31, 2016 as compared to $9.7 billion at December 31, 2015. The Bank also held $0.2 billion of long-term U.S. Treasury Notes in its trading securities portfolio at both March 31, 2016 and December 31, 2015.

The Bank's short-term liquidity portfolio, which is comprised substantially of non-interest bearing excess cash balances, overnight federal funds sold and reverse repurchase agreements, totaled $9.7 billion at March 31, 2016, compared to $4.0 billion at December 31, 2015.

During the quarter ended March 31, 2016, the Bank sold approximately $48 million (par value) of U.S. agency residential MBS classified as held-to-maturity (for which a substantial portion of the principal had previously been collected) and approximately $832 million (par value) of U.S. agency debentures classified as available-for-sale. The aggregate gains recognized on the sales of these securities totaled $1.1 million. In comparison, the aggregate gains recognized on the sales of long-term investment securities totaled $1.2 million in the fourth quarter of 2015.

The Bank's retained earnings increased to $767.0 million at March 31, 2016 from $762.2 million at December 31, 2015. On March 31, 2016, a dividend of $3.5 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter ended March 31, 2016 (and, for comparative purposes, as of and for the quarter ended December 31, 2015) is set forth below. Further discussion and analysis regarding the Bank's first quarter results will be included in its Form 10-Q for the quarter ended March 31, 2016 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 850 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarters Ended March 31, 2016 and December 31, 2015
(Unaudited, in thousands)

	March 31, 2016	December 31, 2015
Selected Statement of Condition Data:

Assets
Investments (1)	$24,989,577	$16,323,518
Advances	24,294,953	24,746,802
Mortgage loans held for portfolio, net	53,910	55,117
Cash and other assets	164,768	956,590	(3)
Total assets	$49,503,208	$42,082,027

Liabilities
Consolidated obligations
Discount notes	$27,023,718	$20,541,329
Bonds	19,006,826	18,024,692	(3)
Total consolidated obligations	46,030,544	38,566,021
Mandatorily redeemable capital stock	8,936	8,929
Other liabilities	1,215,076	1,307,765
Total liabilities	47,254,556	39,882,715
Capital
Capital stock — putable	1,583,434	1,540,132
Retained earnings	767,022	762,203
Total accumulated other comprehensive income (loss)	(101,804)	(103,023)
Total capital	2,248,652	2,199,312
Total liabilities and capital	$49,503,208	$42,082,027

Total regulatory capital (2)	$2,359,392	$2,311,264

	For the Quarter Ended	For the Quarter Ended
	March 31, 2016	December 31, 2015
Selected Statement of Income Data:

Net interest income	$35,734	$32,759
Other income (loss)	(7,096)	4,411
Other expense	19,430	20,857
AHP assessment	922	1,632
Net income	$8,286	$14,681

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of March 31, 2016 and December 31, 2015, total regulatory capital represented 4.77 percent and 5.49 percent, respectively, of total assets as of those dates.

(3)
Reflects the reclassification of $1.267 million of unamortized debt issuance costs from other assets to consolidated obligation bonds, as required by Accounting Standards Update 2015-03 "Simplifying the Presentation of Debt Issuance Costs."

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